EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to Registration Statement (Form S-3 No. 333-122055) and related Prospectus of Arden Realty, Inc. and Arden Realty Limited Partnership for the registration of $257,187,398 of Arden Realty, Inc.’s common and preferred stock and for the registration of $500,000,000 of Arden Realty Limited Partnership’s debt securities and to the incorporation by reference therein of our reports dated February 3, 2004, with respect to the consolidated financial statements of Arden Realty, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003 and Arden Realty Limited Partnership included in its Annual Report (Form 10-K/A) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Los Angeles, California

January 31, 2005